UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 10, 2019

Severn Bancorp, Inc.
(Exact name of the registrant as specified in its charter)

Maryland	000-49731	52-1726127
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 Westgate Circle, Suite 200
Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

410-260-2000
(Registrant’s telephone number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	SVBI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c)(e)          On June 10, 2019, Paul B. Susie resigned as Executive Vice President and Chief Financial Officer of Severn Bancorp, Inc. (the “Company”), and its savings bank subsidiary, Severn Savings Bank, FSB (the “Bank”).  The Bank has entered into a Separation Agreement and Release (the “Agreement”) with Mr. Susie, under which the Bank will pay or provide Mr. Susie: (1) a gross amount of $50,188.68 to be paid in six equal bi-weekly installments beginning on the first regularly scheduled pay date that occurs at least seven days after the Agreement becomes irrevocable (“Separation Pay”); (2) a lump sum payment of $16,938.68 representing his accrued personal time off to be paid on the first regularly scheduled pay date that occurs at least seven days after the Agreement becomes irrevocable; (3) up to a gross amount of $50,188.68 to be paid in six equal bi-weekly installments following the completion of the Separation Pay (“Additional Pay”) if Mr. Susie is actively seeking new employment and assists the Bank in requested matters until the earlier of his obtaining new employment or the receipt of the full Additional Payment; and (4) with continued participation in the Bank’s benefit plans such as medical, dental and 401(k) plans for the period during which he is receiving the Separation Pay.  The Agreement, a copy of which is enclosed as Exhibit 10.1 hereto and incorporated herein by reference, includes a release of claims, non-disparagement and confidentiality provisions. As required by applicable law, the Agreement is subject to a seven-day revocation period and unless revoked will become irrevocable on June 17, 2019.  The foregoing summary is qualified in its entirety by the full text of the Agreement.

The Company and the Bank have appointed Marc Winkler, age 63, Interim Chief Financial Officer effective June 10, 2019. During 2019, Mr. Winkler has worked as a consultant with CFO Consulting Partners, LLC (“CFO Consulting Partners”). From 2015 until 2019, Mr. Winkler worked as a consultant for the P&G Group, which included P&G Associates and GRC Risk Solutions. From 2018 until 2019, he was the Director of Strategic Advisory Consulting Services for GRC Risk Solutions, which included managing the Sarbanes-Oxley compliance consulting practice. Mr. Winkler’s consulting work in the banking industry includes strategic planning, risk assessments, Sarbanes-Oxley compliance, internal audit function, due diligence, and merger project management. Mr. Winkler also has served in various management positions in banks, including President and Chief Executive Officer of Woodlands Bank in Williamsport, Pennsylvania, Asian Bank in Philadelphia, Pennsylvania and Twin Rivers Community Bank in Easton, Pennsylvania.

Mr. Winkler provided consulting services to the Company and the Bank during 2019 and CFO Consulting Partners received fees and expenses that totaled $115,268 and $6,302, respectively.

Mr. Winkler’s services to the Company and the Bank are being furnished pursuant to a Management Consulting Agreement between CFO Consulting Partners and the Company, effective June 10, 2019 (the “Consulting Agreement”). Under the terms of the Consulting Agreement, CFO Consulting Partners will be compensated for its services, including the services of Mr. Winkler in his capacities as Interim Chief Financial Officer of the Company and the Bank, at the rate of $7,000 per week. CFO Consulting Partners will also be entitled to reimbursement of its necessary and reasonable expenses. Neither the Company nor the Bank will be responsible for payment of any compensation or benefits to Mr. Winkler, all of which will be the sole responsibility of CFO Consulting Partners.

The Company may terminate the Consulting Agreement at any time upon two (2) weeks notice.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.

Exhibit No.	Description
10.1	Separation Agreement and Release with Paul B. Susie dated June 10, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEVERN BANCORP, INC.

Dated: June 14, 2019	By:	/s/Alan J. Hyatt
Alan J. Hyatt
Chairman, President and Chief Executive Officer